LETTER OF INTENT

Page #

July 1, 2008

LETTER OF INTENT

This letter of intent Letter of Intent is made and entered into as of the date above, by and between INDEPENDENT FILM DEVELOPMENT CORPORATION, a Nevada Corporation  and subsidiaries (Hereinafter collectively IFDC), and NOT BY SIGHT ENTERTAINMENT, INC., a Nevada corporation whose common stock trades on the Pink sheets under the trading symbol, AECS (hereinafter NBS), and the controlling shareholders of THE NBS FILM (hereinafter “selling shareholders”) and sets forth the basic terms and conditions by which IFDC will acquire shares of preferred stock of NBS and outstanding common stock held by selling shareholders, subject to the consummation of a definitive agreement, as follows:

1.  IFDC is a corporation registered under the Securities Exchange Act of 1934 who has elected to be a business development company pursuant to the Investment Act of 1940.  IFDC is the majority shareholder in Imperia Entertainment, Inc., (Imperia) a publicly held film production company whose common stock trades on the Pink Sheets.   IFDC has an authorized share capital of 500 million shares of common stock, 8.4 million of which are issued and outstanding, and 15 million shares of preferred stock, none of which are issued and outstanding.  IFDC’s current operations consist of capital formation and management assistance to its portfolio companies, and investment in portfolio companies’ securities with an aim to increase shareholder value.  IFDC currently holds approximately 90 percent of the common stock of its first portfolio company, Imperia Entertainment, Inc., which trades on the Pink Sheets under the trading symbol, IMPN.

2.  NBS is a publicly held Nevada corporation, who has filed in termination of its reporting status under the Securities and Exchange Act, whose operations consist of a plan of operations for family film development.  NBS has authorized capital of 10 million preferred shares, and 500,000,000 common shares, 201,000,000 common shares and 100 preferred shares outstanding.

3.  IFDC shall contribute to NBS a number of common shares of IFDC common stock equivalent to 60% of the issued and outstanding shares of common stock of NBS on a fully diluted basis, with a covenant against further dilution.  The value of the IFDC common stock exchanged shall be based on an average of its proposed $4.00 to $6.00 opening price on the American Exchange, OTCQX or the NASDAQ over-the-counter bulletin board.  The value of the NBS stock so exchanged shall be based on NBS’s current net value per share, according to its latest balance sheet.  In addition, IFDC shall provide consultation of its management and financial consultants, in order to build NBS’s business.  Imperia Film Fund, LLLP shall fund NBS’ first film (THE NBS FILM), with a budget not to exceed $3,100,000, subject to our production department’s approval, in exchange for a note, upon the following terms and conditions:

A.  Imperia Film Fund, LLLP shall receive from first gross revenues from the NBS FILM, the return of its principal investment plus 15 percent interest, compounded annually, and payable quarterly;

B.  Thereafter any proceeds from THE NBS FILM shall be split 50 percent to THE NBS FILM and 50 percent to IFDC;

C.  THE NBS FILM shall be organized in an LLC, and all membership interests therein shall be pledged as security for the note;

D.  Imperia shall manage the LLC as co-manager and shall be entitled to a co-management fee.

4.  Upon acceptance of this agreement by the board of directors of NBS and IFDC, a definitive agreement shall be entered into between the parties.

5.  Each of the parties hereto shall, and shall cause their agents and representatives, to keep confidential as proprietary and privileged information the negotiations of the parties respecting the consummation of the transaction contemplated hereby, and any other item which may be expressly identified or noticed as confidential hereby (Confidential information).  The parties agree not to negotiate with any other reverse merger or financing candidates during the pendency of this agreement.

6.  Consummation of the definitive agreement shall be subject to there being no material change in party’s business, financial conditions, or prospects, from the date of this letter of intent up to and including the date of the definitive agreement.  Each party shall pay its own relative expenses incidental to this letter of intent and the definitive agreement.  Neither party shall make an announcement of the proposed transaction contemplated hereby, prior to the execution of the definitive agreement without the prior written consent of the other, which shall not be unreasonably withheld or delayed.  CLTR is hereby specifically authorized to announce the execution of this letter of intent to its shareholders and to the public.  Nothing contained in this provision shall restrict in any respect wither party’s ability to communicate information concerning this letter of intent and the transactions contemplated hereby to its respective affiliates, officers, directors, employees, attorneys, accountants, consultants and advisors, and to third parties whose consent may be required in connection with the transaction contemplated hereby.

7.  This agreement sets forth the basic terms and conditions of the proposed transaction between the parties as currently contemplated.  Consummation of the transactions contemplated hereby requires further negotiation, and requires the drafting of a definitive agreement setting forth the terms and conditions not inconsistent with the foregoing and other terms and conditions which are customary and usual under the circumstances.  The parties will cooperate and use their best efforts to negotiate such a definitive agreement, within two to four weeks from the date of this letter of intent.  This letter of intent does not constitute or create, and shall not be deemed to constitute or create, any obligation on the part of either party to this letter of intent.  No such obligation shall be created, except by the execution and delivery of the definitive agreement contemplated hereby, containing such terms and conditions of the proposed transaction as shall be agreed upon by the parties, and then only in accordance with the terms and conditions of such definitive agreement.

8.  This agreement may be executed in one or more counterparts, each of which shall be deemed as an original, but all of which taken together shall constitute one and the same instrument.  This is the only agreement between the parties with respect to the subject matter hereof, and shall be construed under the laws of the state of Nevada.

INDEPENDENT FILM DVELOPMENT CORP.

By______________________________

              JEFF RITCHIE, CEO

NOT BY SIGHT ENTERTAINMENT, INC.

By_______________________________